Exhibit 99.1

Earnings Improve at Bank of Florida Corp.

Strong Capital Position Prepares Company for Current Credit Cycle and Future Loan Growth

NAPLES, Fla.--(BUSINESS WIRE)--Bank of Florida Corporation (Nasdaq:BOFL), a $1.4 billion asset multi-bank holding company based in Naples, Florida, today reported first quarter 2008 net income of $233,000, a $1.2 million improvement from a $970,000 loss in fourth quarter 2007. Earnings (loss) per diluted share for each period were $0.02 and $(0.08), respectively. The Company earned $865,000 or $0.09 per diluted share in first quarter 2007.

Michael L. McMullan, Bank of Florida Corporation’s CEO and President, stated, “Our first quarter results reflect a return to profitability from fourth quarter 2007, when we significantly raised our loan loss allowance in light of deteriorating real estate valuations in Florida, particularly in the Southwest Florida market. Asset quality remained relatively stable this quarter, with the increase in nonperforming loans largely confined to a single $4.1 million residential real estate parcel in Central Florida. The Company was successful in the first quarter, however, in moving approximately $3.1 million of the non-performing loans held as of December 31, 2007 off the books, including a sale of the $1.4 million other real estate owned property held at year end. Delinquencies were up during the quarter, however this was primarily due to the timing between not renewing certain loans and our efforts to manage them out of the Company. Since the end of the quarter, delinquencies have dropped by $10.4 million to $10.0 million, or 0.85% of the loan portfolio.”

“In addition to a lower loan loss provision, profitability was positively impacted this quarter by expense control efforts occurring throughout the Company. Although we have experienced favorable results in many of our expense categories, the majority of the savings came from salary and benefits, where we have been successful at holding headcount to 228, compared to 247 at December 31, 2007, excluding our planned expansion in the Trust Company. From a net interest margin perspective, we ended the quarter at 3.62%, only a 7 basis point decline from 3.69% at December 31, 2007, despite a drop in interest rates of 200 basis points during the quarter by the Federal Reserve. Contributing to the margin in the first quarter was 5 basis points from the interest rate swap we completed in October of last year. In addition, we executed an on-balance-sheet leverage strategy, discussed in more detail below, during March 2008 in our continued effort to mitigate margin compression.

“Loans grew nearly $30 million during the quarter, representing a 10% annualized growth rate for 2008. Increases were centered in commercial construction, a broad category of permanent commercial real estate loans, and commercial and industrial loans, all areas generally least affected by the current real estate downturn and areas in which we have had a primary focus. Although core deposits softened slightly during the quarter, noninterest-bearing business operating accounts rose $3.5 million as we continued to market our expanded cash management services.

“I am confident that our Company will successfully work through the impact of the current real estate downturn in Florida. We have a skilled management team, many of whom are experienced in dealing with downturns similar to this in their careers. We will continue to focus on enhancing and executing on our private banking, commercially-oriented business model that has served us well, keeping a keen eye on the current environment and adjusting accordingly. In addition, on a consolidated basis, the Company has approximately $30 million in excess capital above the minimum regulatory requirements for a well capitalized institution.”

Discussion of specific performance factors for first quarter 2008, including additional detail regarding loan quality, follows below.

  Loans totaled $1.2 billion at March 31, 2008, increasing approximately $30 million during the first quarter and representing an annualized growth rate of 10%. Bank of Florida – Southwest experienced an $8 million reduction in loans reflective of planned run-off in the distressed Lee County market. This reduction was more than offset by growth in the Tampa Bay and Southeast Florida markets. Outstandings increased during the quarter in commercial construction (up $30 million), permanent commercial real estate loans (up $40 million), and commercial and industrial (up $6 million). This growth was partially offset by $10 million less in raw land and development loans, a $24 million reduction in residential mortgages and home equity loans, and a $10 million decrease in residential construction loans. The owner–occupied portion of the commercial real estate loans (included in the numbers above) was $264 million at quarter end, an increase of $22 million or 9% from year-end 2007. Over the past 12 months, the loan portfolio increased $343 million or 41%. Excluding the Old Florida acquisition, loan growth was $154 million or 19%. As of quarter end, 40% of the Company’s loans will adjust within 90 days to a change in the prime rate or LIBOR, down from 49% largely due to residential construction and land and development loan paydowns.
  Total deposits increased $66 million during the first quarter to $1.0 billion. Included in this change was an increase in noninterest bearing demand deposits of $3.5 million. Other core deposits, which exclude all certificates of deposit (CDs), dropped $10 million due to reductions in interest checking and money market account balances, both reflective of market conditions in the current economic downturn. National Market CDs, which frequently are priced at a lower rate than retail CDs in our markets, grew $80 million while $7 million in higher-priced retail CDs rolled off.
  Over the past 12 months, total deposits have climbed $284 million or 40%, while core deposits have risen $96 million or 22%. Excluding the Old Florida acquisition, total deposits have increased $87 million or 12%, while core deposits have risen $5 million or 1%. Core deposits now represent 53% of total deposits, down slightly from 60% one year earlier primarily due to factors impacting the banking industry in general. Steps the Company is taking to strengthen core deposit growth include offering new cash management products, such as remote deposit capture and automated customer account reconciliation. The Company has also increased new business development efforts in all of its markets, including Collier and Broward Counties, which have combined market deposits of over $57 billion and where the Company has had a long-standing presence.
  Total borrowings, including advances from the FHLB, were $198 million at March 31, 2008, up $27 million during the past 90 days due to additional FHLB borrowings and a $20 million repurchase agreement. Of the total borrowings, $50 million, including the $20 million repurchase agreement, is related to a mortgage-backed securities leverage transaction initiated in mid-March 2008, as discussed below. Total borrowings have increased $118 million, or 146%, over the past twelve months as the Company has found this source to be an effective and less costly supplement to retail and National Market CDs.
  Net interest income was $1.6 million or 18% higher than the first quarter 2007, primarily related to an increase in average earning assets (up $322 million or 37%) somewhat offset by a decrease in net interest margin. Net interest income in the first quarter 2008 decreased $269,000 or 2% from the fourth quarter 2007 level. Approximately $79,000 of this decrease was due to a slight narrowing in the net interest margin while the balance was due to increases in interest-bearing liabilities greater than the increases in interest-earning assets as the Company improved its on balance sheet liquidity.
  Net interest margin was 3.62% for the first quarter, only 7 basis points lower than the fourth quarter despite the 200 basis points drop in interest rates by the Federal Reserve. The Company continues to consider strategies to mitigate margin compression and manage its interest rate risk. Examples of this include: (1) increasing fixed rate loans as a percent of loans outstanding, (2) entering into a 5-year $45 million off balance sheet cash flow interest rate swap in early October 2007 (which became “in the money” when the prime rate fell below 7.51%), and (3) executing a $50 million mortgage-backed securities leverage strategy that as of the date of execution, mid March, generated a positive 263 basis point spread over funding costs.
  Nonperforming loans as of March 31, 2008 were $18.6 million or 1.59% of total loans outstanding. The increase over the fourth quarter was primarily related to two loans, of which $4.1 million was a single loan in Central Florida (Polk County). Presently, there is only $98,000 in other real estate owned, down from $1.4 million at year-end 2007 due to subsequent sale of the property at no loss. As of March 31, 2007, nonperforming loans were $2.0 million or 0.24% of total loans and there was no other real estate owned.

  Six large loans constitute $13.7 million of the present nonperformers, all of which are primarily in the Southwest market. These nonperformers are comprised of a 200-unit residential condominium project in Ft. Myers, 98 single-family lots in the second phase of a residential subdivision; two 8-unit condominium buildings on 4+ acres in Lehigh Acres, a residential lot and one nearly complete home in the South Naples/Marco Island area, a single family spec home in final stages of construction and a single family home that is currently under contact for sale. Many of these properties are in or are entering the foreclosure process. The primary factor impacting the value of these and the other nonperforming loans is overall market value deterioration. As previously discussed, the Company hired a full-time special assets manager in mid 2007, with two support staff, to aggressively focus on these problem loans.
  Loans 30-89 days past due and still accruing interest were $20.4 million at March 31, 2008 or 1.74% of total loans outstanding compared to year-end 2007 at $2.7 million and 0.24%, respectively. However, as previously discussed, loans past due have decreased by $10.4 million since the end of the first quarter. This change included: the pay off of a $3.8 million loan and the renewal of $6.6 million in loans that were intentionally held as past due at quarter end pending renegotiation on our terms and conditions. The remaining $10.0 million in past dues include two loans totaling $5.1 million that are being held pending renewal, $1.8 million that we believe will move in to non-performing during the second quarter and $3.1 million that are being worked under the normal course of business. As of March 31, 2007, loans 30-89 days past due totaled $800,000 or 0.10% of total loans outstanding.
  The allowance for loan losses decreased by $1.6 million during the quarter to $12.8 million or 1.09% of total loans, $4.6 million or 10 basis points higher as a percent of total loans than the allowance at March 31, 2007. The change in the allowance during the past 90 days reflects $2.1 million in net charge-offs, partially offset by $687,000 in provision for loan losses. In fourth quarter 2007, the loan loss provision was $2.7 million while net charge-offs were $40,000. Coverage of the allowance to nonperforming loans is 69% compared to 102% at year-end 2007. The Company believes the allowance recognizes probable losses in the loan portfolio based on a variety of factors that include specific collateral evaluation, industry trends, historical analysis, and market assessments, all of which undergo regular review by risk management executives.
  Assets under advice at Bank of Florida Trust Company were $480 million at March 31, 2008, down $20 million since December 31, 2007 and down $31 million or 6% during the past 12 months. The primary reason for the reduction since year end was a decline in the overall equity market values of approximately $27 million, somewhat offset by new business. The addition of new highly skilled and experienced professionals to the Trust Company in early 2008 was the primary driver of the new account activity during the first quarter. The overall impact of this new team, located in the Company’s Southeast market, is expected to be fully evident by fourth quarter 2008, resulting in increased net income in 2009 and beyond. Total revenues for first quarter 2008 were $762,000, up 3% from the same quarter last year, while net income reflected a small loss due to the staffing additions mentioned above.
  Noninterest income was $1.3 million in the first quarter, relatively flat with the fourth quarter, excluding the $508,000 gain booked during that quarter on certain FHLB advances originated in June 2006. First quarter noninterest expense decreased $710,000 or 6% compared to fourth quarter 2007. Over 60% of the reduction is explained by lower personnel expense (down $437,000 or 7%). The remainder of the decrease in noninterest expense reflects 12% lower general operating expenses, mainly reflecting the absence of the fourth quarter 2007 write-off of a check-kiting transaction.

The following table summarizes the Company’s results for first quarter 2008 versus fourth quarter 2007 and the comparable prior year period.

Bank of Florida Corporation
Summary of Consolidated Financial Data
(Dollars in thousands, except per share data)

	For the Three Months Ended
	Mar 31,	Dec 31,	Increase/(decrease)		Mar 31,	Increase/(decrease)
	2008	2007	$	%	2007	$	%
Total interest income	$20,925	$22,445	($1,520)	-6.8%	$16,731	$4,194	25.1%
Total interest expense	10,190	11,441	(1,251)	-10.9%	7,599	2,591	34.1%
Net interest income before provision	10,735	11,004	(269)	-2.4%	9,132	1,603	17.6%
Provision for loan losses	687	2,717	(2,030)	-74.7%	576	111	19.3%
Net interest income after provision	10,048	8,287	1,761	21.3%	8,556	1,492	17.4%
Non interest income	1,296	1,765	(469)	-26.6%	1,260	36	2.9%
Gain on sale of investments	0	0	0	N/A	0	0	N/A
Noninterest expense	10,952	11,662	(710)	-6.1%	8,354	2,598	31.1%
Income before taxes	392	(1,610)	2,002	124.3%	1,462	(1,070)	-73.2%
Provision for income taxes	159	(640)	799	124.8%	597	(438)	-73.4%
Net income (loss)	233	(970)	1,203	124.0%	865	(632)	-73.1%

Basic earnings (loss) per common share	$0.02	$(0.08)	$0.10	125.0%	$0.09	$(0.07)	-77.8%
Diluted earnings (loss) per common share	$0.02	$(0.08)	0.10	125.0%	$0.09	(0.07)	-77.8%

Weighted average common shares - Basic	12,779,020	12,779,020	0	0.0%	9,588,972	3,190,048	33.3%
Weighted average common shares - Diluted	12,779,376	12,845,424	(66,048)	-0.5%	9,794,468	2,984,908	30.5%

Return on average assets	0.07%	-0.30%	0.37%	123.3%	0.38%	-0.31%	81.5%
Return on average common equity	0.46%	-1.94%	2.40%	123.7%	2.53%	-2.07%	81.8%

Top-line revenue	$12,031	$12,769	($738)	-5.8%	$10,392	$1,639	15.8%
Net interest margin	3.62%	3.69%	-0.07%	-1.9%	4.25%	-0.63%	-14.8%
Efficiency ratio	91.03%	91.33%	-0.30%	-0.3%	80.39%	10.64%	13.2%

Average equity to average assets	15.14%	15.24%	-0.10%	-0.7%	14.93%	0.21%	1.4%
Average loans held for investment to average deposits
	120.89%	118.02%	2.87%	2.4%	115.63%	5.26%	4.5%
Net charge-offs to average loans	0.74%	0.01%	0.73%	N/A	0.10%	0.64%	N/A

Total assets	$1,404,034	$1,310,488	$93,546	7.1%	938,739	$465,295	49.6%
Cash & cash equivalents	37,530	17,388	20,142	115.8%	36,576	954	2.6%
Earning assets	1,284,195	1,192,104	92,091	7.7%	899,205	384,990	42.8%
Investment securities	81,075	38,008	43,067	113.3%	39,490	41,585	105.3%
Loans	1,174,472	1,144,762	29,710	2.6%	831,195	343,277	41.3%
Allowance for loan losses	12,811	14,431	(1,620)	-11.2%	8,203	4,608	56.2%
Intangible Assets	65,220	65,597	(377)	-0.6%	13,808	51,412	372.3%
Deposit accounts	1,003,042	937,116	65,926	7.0%	718,584	284,458	39.6%
Borrowings	198,286	171,090	27,196	15.9%	80,500	117,786	146.3%
Stockholders' equity	200,539	198,931	1,608	0.8%	137,028	63,511	46.3%
Total common shares outstanding	12,779,020	12,779,020	0	0.0%	9,610,069	3,168,951	33.0%
Book value per common share	$15.69	$15.57	$0.12	0.8%	$14.26	$1.43	10.0%
Tangible book value per common share	$10.59	$10.43	$0.16	1.5%	$12.82	$(2.23)	-17.4%

Loan loss allowance to total loans	1.09%	1.26%	-0.17%	-13.5%	0.99%	0.10%	10.4%
Loan loss allowance to nonperforming loans	68.76%	101.69%	-32.93%	-32.38%	418.28%	-349.52%	-83.6%
Nonperforming loans to total loans	1.59%	1.24%	0.35%	28.2%	0.24%	1.35%	573.9%
Nonperforming assets to total assets	1.33%	1.19%	0.14%	11.76%	0.21%	1.12%	536.7%

Leverage (tier 1 to average total assets)	10.31%	10.24%	0.07%	0.7%	13.38%	-3.07%	-22.9%
Assets under advice--Bank of Florida Trust Company	$479,610	$499,350	(19,740)	-4.0%	$510,980	(31,370)	-6.1%

The Company’s CEO and President, Michael L. McMullan and Chief Financial Officer, Tracy L. Keegan, will hold a conference call on April 22, 2008 at 9:00 am EDT to discuss first quarter financial results and business highlights. A brief management presentation will be followed by a question and answer period. The webcast noted below, including the audio portion of the conference call, will be maintained for approximately 90 days on the Company’s website.

Webcast: http://investor.shareholder.com/media/index.cfm?c=BOFL&e=1&mediakey=26 77C9841362604E27455BF8B8EA496B (Due to the lenghth of this URL, you may need to copy/paste it into your Internet browser's address field. Remove the extra space if one exists.)

Dial In: 877-874-1568

Bank of Florida Corporation

Bank of Florida Corporation. (Nasdaq: BOFL, Newspaper listing: “BcshFla”) is a $1.4 billion-asset multi-bank holding Company located in Naples, Florida. Bank of Florida Corporation is the parent company for Bank of Florida - Southwest in Collier and Lee Counties; Bank of Florida – Southeast in Broward, Miami-Dade and Palm Beach Counties; Bank of Florida – Tampa Bay in Hillsborough and Pinellas Counties; and Bank of Florida Trust Company, collectively referred to as the “Company”. Investor information may be found on the Company’s web site, http://www.bankofflorida.com, by clicking on the "Investor Relations" tab. To receive an email alert of all company press releases, SEC filings, and events, select the “Email Notification” section.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Bank of Florida Corporation, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect Bank of Florida Corporation financial performance and could cause actual results for fiscal 2008 and beyond to differ materially from those expressed or implied in such forward-looking statements. Bank of Florida Corporation does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:
Bank of Florida Corporation, Naples
Michael L. McMullan, President & CEO
or
Tracy L. Keegan, Executive VP & CFO
239-254-2147